SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made as of the latest signature date hereof, except as otherwise provided herein, by and between Geo Point Technologies, Inc., a Utah corporation (“Geo Point Utah”), and Geo Point Resources, Inc., a Nevada corporation (“Geo Point Nevada”)(sometimes collectively, the “Parties” or singly, a “Party”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Geo Point Utah (the “Board”) has determined that it is advisable and in the best interests of Geo Point Utah and its stockholders to separate Geo Point Nevada from Geo Point Utah (the “Separation” or the “Spin-Off”), pursuant to the terms and subject to the conditions set forth in this Agreement, so that, following completion of the Separation, the Geo Point Nevada Business will be conducted by Geo Point Nevada as a separate, independent, publicly-traded company; and

WHEREAS, Geo Point Utah and the Board intend that all of the assets and liabilities of Geo Point Utah and its subsidiaries attributed by the Board to Geo Point Nevada in Exhibit A attached hereto and incorporated herein by reference (and no other assets or liabilities of Geo Point Utah or any subsidiary thereof) will be held by Geo Point Nevada once the Separation is consummated, subject only to the respective liabilities of Geo Point Utah and Geo Point Nevada under the Tax Matters Agreement that is attached hereto as Exhibit B and incorporated herein by reference; and

WHEREAS, to effect the Separation, (i) all of the assets attributed by the Board to Geo Point Nevada will be conveyed, licensed, assigned or otherwise transferred to Geo Point Nevada, (ii) all liabilities of Geo Point Nevada will be assumed by, or will otherwise become the obligation or responsibility of, or the subject of any indemnity by, Geo Point Nevada, and (iii) Geo Point Utah will issue to all its shareholders on the Spin-Off Date Payment Date (as defined in Geo Point Nevada’s S-1 Registration Statement to be filed with the Securities and Exchange Commission) a pro rata distribution of the following (based on the number of shares of Geo Point Utah outstanding as of the Record Date (as similarly defined): 30,065,000 shares of Geo Point Nevada common stock on the 30,065,000 then-outstanding shares of common stock of Geo Point Utah (the “Dividend”);

WHEREAS, Geo Point Utah maintains its Executive Offices at 2319 Foothill Drive, Suite 160, Salt Lake City, Utah 85109; and

WHEREAS, Geo Point Nevada maintains its Executive Offices at 1306 E. Edinger Ace, #C, Santa Ana, California 92705.

NOW, THEREFORE, in furtherance of the foregoing and in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Action” shall mean any claim (whether or not filed), cause of action, suit, arbitration, or legal inquiry, demand, proceeding or investigation.

 (b) “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person.

(c) “Applicable Law” shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(e) “Governmental Authority” shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

(f) “Spin-Off Date” or the “Record Date” shall mean the date that is 10 days after the effective date of the Registration Statement (and satisfaction of all comments of the Utah Division of Securities), which will follow the date the Financial Industry Regulatory Authority, Inc. (“FINRA”) publicly announces the Dividend and sets a customary “ex-Dividend Date,” which shall be a date that is subsequent to the effective date of the Registration Statement, and at which time the Parties shall separate for accounting purposes, unless the Dividend is issued in “restricted securities,” and then it shall follow FINRA’s public announcement of the Dividend following satisfaction of all comments of the Utah Division of Securities with respect to the required Form 10 Registration Statement that would then be filed by Geo Point Nevada with the SEC and the State of Utah, and the Utah Division of Securities shall have granted an exemption from registration of the Dividend under the Utah Uniform Securities Act, though its effectiveness will not be a condition of the Dividend of “restricted securities.”

(g) “Intellectual Property Rights” or “IPR” means all intangible property rights worldwide arising under statutory or common law, whether or not perfected, including, without limitation, all (1) patents, patent applications and patent rights; (2) divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, continuing prosecutions, and extensions of the foregoing existing at a time in question, or thereafter filed, issued or acquired; (3) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, and derivative works; and (4) Know-how.

(h) “Know-how” means confidential and/or proprietary technical and other information, whether patentable or not, including, without limitation, concepts, discoveries, inventions, modifications, improvements, data, results, designs, formulae, ideas, analyses, methods, techniques, assays, research plans, procedures, tests, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, reports, and summaries.

(i) “Registration Statement” shall mean the Registration Statement on Form S-1 to filed by Geo Point Nevada with the SEC, including any and all amendments thereto and supplements thereof, as contemplated by this Agreement, with respect to the shares of Geo Point Nevada to be issued on the Record Date, thus separating Geo Point Nevada from Geo Point Utah.

(j) “SEC” shall mean the United States Securities and Exchange Commission.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE II

ACTIONS TO BE TAKEN PRIOR TO THE DIVIDEND

Section 2.1 Business Separation.

(a) On or prior to the Spin-Off Date, Geo Point Utah and Geo Point Nevada shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery, license or other transfer or conveyance to Geo Point Nevada of all right, title and interest in and to Geo Point Nevada assets and liabilities held by Geo Point Utah described in Exhibit A (collectively, the “Geo Point Nevada Assets”).

(b) Except as set forth in Exhibit B, all rights, title and obligations of the Parties with regard to the items outlined in Exhibit A shall belong to Geo Point Nevada as of June 13, 2012 and the Spin-Off Date.

(c) The separation of Geo Point Nevada Assets from Geo Point Utah, as contemplated by this Agreement, shall be effected in a manner that does not unreasonably disrupt either the Geo Point Nevada Business or the Geo Point Utah Business.  Notwithstanding the foregoing, Geo Point Utah and Geo Point Nevada agree, and agree to cause their respective Subsidiaries, if any, to use commercially reasonable efforts to obtain, before the Spin-Off Date, any Consents.

(d) Prior to the Dividend, Geo Point Utah and Geo Point Nevada will use commercially reasonable efforts to amend, in form and substance reasonably satisfactory to Geo Point Nevada, all contractual arrangements between or among Geo Point Utah, any of its Subsidiaries and any other Person that either (i) relate to the Geo Point Nevada Business or (ii) relate solely to the Geo Point Nevada Business, but, by their terms, contain provisions applicable to Geo Point Utah, so that, after the Spin-Off Date, such contractual arrangements (x) will relate solely to the Geo Point Nevada Business and (y) will eliminate any provisions applicable to Geo Point Utah or any Subsidiary and, in either event, will inure to the benefit of Geo Point Nevada on substantially the same economic terms as such arrangements exist as of the date hereof, but retain any benefits or rights (and related obligations) relating to Geo Point Utah.

(e) Except as otherwise specifically set forth herein, the rights and obligations of the parties with respect to Taxes shall be governed exclusively by Article VIII of this Agreement and the Tax Matters Agreement that is Exhibit B hereto. Accordingly, Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1.

Section 2.2 Securities Matters.

(a) Prior to the Spin-Off Date, Geo Point Utah and Geo Point Nevada shall use their respective reasonable best efforts to cause the Registration Statement and any amendments or supplements thereto to be declared effective under the Securities Act and the Utah Uniform Securities Act. Geo Point Utah and Geo Point Nevada shall also cooperate in preparing and filings with the SEC and the Utah Division of Securities.

(b) Prior to the Spin-Off Date, Geo Point Nevada shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the transactions contemplated by this Agreement or the other Separation Documents.

Section 2.3 Intercompany Accounts. Geo Point Utah, on the one hand, and Geo Point Nevada, on the other hand, shall, to the extent practicable, prior to the Dividend, settle, cancel or otherwise eliminate all Intercompany Accounts. To the extent that it is not practicable for Geo Point Utah and Geo Point Nevada to settle, cancel or otherwise eliminate all Intercompany Accounts prior to the Dividend, then each of Geo Point Utah and Geo Point Nevada shall, promptly following the Dividend, settle, cancel or otherwise eliminate all Intercompany Accounts.

ARTICLE III

THE DIVIDEND

Section 3.1 Actions Prior to Dividend.

(a) Subject to the satisfaction, or to the extent permitted by Applicable Law, Geo Point Utah shall establish the Spin-Off Date and any necessary or appropriate procedures in connection with the Dividend.

(b) Geo Point Nevada shall prepare prepare, with the aid and assistance of Geo Point Utah, and Geo Point Nevada will, to the extent required under Applicable Law, file with the SEC and the State of Utah any such documentation which Geo Point Nevada determines is necessary or desirable to effectuate the Dividend and Geo Point Utah and Geo Point Nevada shall each use their respective reasonable best efforts to obtain all necessary approvals from the SEC, the State of Utah or any other state with respect thereto as soon as practicable.

Section 3.2 At the Spin-Off Payment Date, Geo Point Utah or Geo Point Nevada shall send, or shall cause to be sent, to each holder of record of shares of Geo Point Utah instructions for use in securing each holder’s Geo Point Nevada stock certificate, or book-entry shares in uncertificated form of Geo Point Nevada stock. To facilitate recordkeeping, withholding and other obligations, Geo Point Utah and Geo Point Nevada agree to cooperate and share information following the Dividend in order to carry out the purposes of this Agreement.

Section 3.3 Closing. The closing of the Separation will take place on the Spin-Off Date and shall be effective at the close of business local time on the Spin-Off Date, unless the parties hereto agree in writing to another time, date and place.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions to the Separation. The respective obligations of Geo Point Utah and Geo Point Nevada to consummate the Separation are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of each of the following conditions:

(a) Business Separation. The transfer of Geo Point Nevada Assets to Geo Point Nevada shall have been effected and all of the conditions to the Dividend set forth in Article IV;

(b) Separation Documents. Each of Geo Point Utah and Geo Point Nevada shall have executed and delivered each of the Separation Documents;

(c) Registration. The Registration Statement shall have been declared effective under the Securities Act and the Utah Uniform Securities Act, and shall not be the subject of any stop order or proceeding to seek a stop order, unless Geo Point Nevada files a Form 10 Registration Statement with the consent of Geo Point Utah, and then, Geo Point Nevada shall comply with the applicable provisions of SEC Staff Bulletin No. 4 regarding “Spin-Offs,” and shall make the necessary filings in that regard with the Utah Division of Securities;

(d) No Injunctions. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Separation, the Dividend or any of the other transactions contemplated by this Agreement or any other Separation Document shall be in effect.

ARTICLE V

INTERCOMPANY BUSINESS RELATIONSHIPS

FOLLOWING THE SEPARATION

Section 5.1 Transition Services. Prior to or on the Spin-Off Date, Geo Point Utah and Geo Point Nevada shall each (A) bear its proportionate share of any costs, expenses and Liabilities arising out of or relating to the operation of such party’s business only.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Geo Point Nevada and Geo Point Utah shall take all actions necessary so that Geo Point Nevada has established at or prior to the Spin-Off Date entered into, assumed or amended any Employee Arrangements, in each case, as the parties deem necessary and appropriate.

Section 6.2 Assumption and Retention of Liabilities.

(a) Except as otherwise expressly provided herein, Geo Point Nevada shall assume and agree to pay, perform, fulfill and discharge, and Geo Point Utah shall have no responsibility for, (i) all Liabilities under any Employee Arrangements, (ii) all employment or service-related Liabilities with respect to (A) all Geo Point Nevada Employees (and their dependents and beneficiaries), (B) former Geo Point Nevada Employees (and their dependents and beneficiaries) whose last employment with Geo Point Utah related primarily to the Geo Point Nevada Business and (C) any individual who is, or was, an independent contractor, temporary employee, consultant, leased employee, or non-payroll worker or in any other employment relationship primarily connected to the Geo Point Nevada Business, in each case, for periods during which such individuals were employees of or primarily performed services for the Geo Point Nevada Business.

Section 6.3 Payroll Taxes and Reporting. Geo Point Utah and Geo Point Nevada shall, to the extent practicable, (i) treat Geo Point Nevada as a “successor employer” and Geo Point Utah as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Geo Point Nevada Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Geo Point Nevada Employee for the calendar year in which the Dividend occurs. Geo Point Utah and Geo Point Nevada shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Spin-Off Date, including compensation related to the exercise of options.

Section 6.4 No Third Party Beneficiaries. Nothing contained in this Article VI, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Geo Point Utah or Geo Point Nevada, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Article VI, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

ARTICLE VII

INSURANCE MATTERS

Section 7.1 Policies to be Transferred. On or prior to the Spin-Off Date, Geo Point Nevada and Geo Point Utah shall take all actions necessary to transfer to Geo Point Nevada any Insurance Arrangements listed applicable to Geo Point Nevada’s business.

Section 7.2 Administration; Other Matters. From and after the Spin-Off Date, Geo Point Utah, on the one hand, and Geo Point Nevada on the other hand, shall become responsible for coverage, at its sole cost and expense.

Section 7.3 Cooperation; Disagreements. The parties shall use commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Matters Agreement.

(a) On or before the Spin-Off Date, Geo Point Nevada and Geo Point Utah shall enter into a Tax Matters Agreement, substantially in the form of Exhibit B hereto providing for the allocation and payment, following the Spin-Off Date, of any and all Liabilities relating to Taxes and other Tax matters.

(b) Except to the extent that this Section 8.1 or another provision of this Agreement expressly indicates, this Agreement shall not govern any Tax matters, and any and all Liabilities relating to Taxes shall be governed exclusively by the Tax Matters Agreement.

(c) Notwithstanding any other provision of the Tax Matters Agreement, all employment Taxes (including, but not limited to federal and state withholding Taxes, FICA, FUTA and state disability payments) for periods prior to the Spin-Off Date, relating to the employment of Geo Point Nevada Employees and Geo Point Utah Transferred Employees, shall be obligations of Geo Point Nevada and, to the extent any payments with respect thereto are made by Geo Point Utah following the Spin-Off Date, Geo Point Nevada shall reimburse Geo Point Utah for such payments.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the Separation Documents, each of Geo Point Nevada and Geo Point Utah shall use commercially reasonable efforts to preserve and keep (at such party’s sole cost and expense) all Information in such party’s possession or under its control relating directly and primarily to the business, Assets or Liabilities of the other, until the seventh anniversary of the Spin-Off Date, and until such time, shall not destroy any such Information without first using commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

Section 9.2 Access to Information. From and after the Spin-Off Date, each of Geo Point Nevada and Geo Point Utah shall afford to the other and to the other’s Representatives reasonable access and duplicating rights, during normal business hours and upon reasonable advance notice, to all Information within the possession or control of such party relating to the other party’s business, Assets or Liabilities or relating to or arising in connection with the relationship between the parties on or prior to the Spin-Off Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing and except as otherwise provided in the Separation Documents, Information may be requested for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

In furtherance of the foregoing:

(a) Each party hereto acknowledges that:

(i) Each of Geo Point Nevada and Geo Point Utah has or may obtain Privileged Information;

(ii) there are a number of common matters affecting each or both of Geo Point Nevada and Geo Point Utah, and each have a common legal interest in the preservation of the confidential status of the Proprietary Information relating to the business of Geo Point Nevada or Information or relating to or arising in connection with the relationship between the parties on or prior to the Spin-Off Date; and

(iv) both Geo Point Nevada and Geo Point Utah intend that the Transactions contemplated hereby and by the other Separation Documents and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any applicable privilege.

(b) Each of Geo Point Nevada and Geo Point Utah agrees not to disclose or otherwise waive any privilege attaching to any Privileged Information, or rights attaching to any Proprietary Information relating to the business of Geo Point Nevada and Geo Point Utah, respectively, or relating to or arising in connection with the relationship between Geo Point Nevada and Geo Point Utah on or prior to the Spin-Off Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Geo Point Nevada and Geo Point Utah may make such disclosure or waiver with respect to Privileged Information, or rights any Proprietary Information if such Information relates solely to the pre-Separation business of the other.

Section 9.3 Confidentiality. The parties agree that with respect to Confidential Information, from and after the Spin-Off Date, (i) each of Geo Point Nevada and Geo Point Utah shall, and shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives to, preserve the confidentiality of all such Confidential Information obtained by it prior to the Spin-Off Date or furnished to it pursuant to this Agreement or the other Separation Documents, (ii) neither Geo Point Nevada nor Geo Point Utah shall, and each of Geo Point Nevada and Geo Point Utah shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use such Confidential Information and (iii) Geo Point Nevada shall not, and shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use any such Confidential Information obtained by it prior to the Spin-Off Date in connection with any Contract or other arrangement subject to a confidentiality agreement or other non-disclosure arrangement, which Contract or arrangement will not be assigned to or assumed by Geo Point Nevada pursuant to this Agreement, except, in each case, as is otherwise expressly permitted pursuant to this Agreement or the other Separation Documents. Notwithstanding anything in the foregoing to the contrary, both Geo Point Nevada and Geo Point Utah may use, but not disclose without written mutual agreement, Corporate Information or Separation Information in carrying out the purposes of this Agreement and in the ordinary course of their respective businesses.

Section 9.4 Cooperation with Respect to Government Reports and Filings. Geo Point Utah on the one hand, and Geo Point Nevada, on the other hand, agree to provide the other or their respective Affiliates, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or the other Separation Documents or in conducting any other government proceeding relating to the Transactions, or relating to or in connection with the relationship between the parties on or prior to the Spin-Off Date. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to the other. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide an explanation of any documents or Information provided hereunder.

Section 9.5 Certain Limitations with Respect to Information.

(a) Any Information owned by Geo Point Utah, on the one hand, or Geo Point Nevada, on the other hand, that is provided to a requesting party pursuant to this Agreement or any other Separation Document shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(b) A party providing Information hereunder or under any other Separation Document shall be entitled to be reimbursed by the requesting party for the reasonable out-of-pocket expenses, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any of the Separation Documents, such costs shall be computed by the providing party using methodologies and procedures that bear a reasonable relationship to the actual cost of providing such Information.

(c) The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any other Separation Document and in any applicable Contracts with third parties, as well as any restrictions and obligations imposed by Applicable Law (including with respect to medical and other information privacy rights of individuals).

Section 9.6 Protective Arrangements. Subject hereto, in the event that Geo Point Nevada or Geo Point Utah receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information, or relating to or arising in connection with the relationship between the parties on or prior to the Spin-Off Date, that is subject to the confidentiality provisions hereof or otherwise constitutes Privileged Information, such party shall notify the other party prior to disclosing or providing such Confidential Information in order to enable the other party to seek an appropriate protective order or other remedy, or to take steps to resist or narrow the scope of such request or legal process, and the Person that received such request shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such requesting party. If a protective order or other remedy is not obtained and disclosure of such Confidential Information is required, the Person that received such request may so disclose only that portion of such Confidential Information that such Person has been advised by counsel is legally required. In any such event the disclosing Person will use commercially reasonable efforts to ensure that all such Confidential Information and other information that is so disclosed will be afforded confidential treatment.

Section 9.7 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements to consummate and make effective the Transactions contemplated by this Agreement and the other Separation Documents. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain all Consents under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Separation Documents, in order to effectuate the provisions and purposes of this Agreement and the other Separation Documents and the transfers of Geo Point Nevada Assets and the other Transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request of any other party, take such other actions as may be reasonably necessary to vest in such other party all of its right, title and interest in and to all Assets to be transferred to such other party pursuant to the terms of this Agreement, free and clear of any encumbrance, if and to the extent it is practicable to do so. Notwithstanding the foregoing or anything in this Agreement or any other Separation Document to the contrary, no Group shall be required to make any payment, incur or become subject to any Liability, agree to any restriction, occur any event that would be adverse to it in order to obtain any such Consent.

Section 9.8 Continuing Indemnification Obligation. Following the Spin-Off Date, Geo Point Utah shall honor the rights of any director, officer or employee of Geo Point Nevada to seek indemnification under any certificate of incorporation or bylaws of Geo Point Utah or any of its predecessors or Subsidiaries, or under any indemnification agreements or arrangements, arising out of or relating to actions or inactions of such directors or officers prior to the Spin-Off Date.

ARTICLE X

MUTUAL RELEASE – NO REPRESENTATIONS OR WARRANTIES

Section 10.1 Mutual Release. From and after the Spin-Off Date and except as specifically set forth in this Agreement or any of the other Separation Documents, EACH OF GEO POINT NEVADA, ON THE ONE HAND, AND GEO POINT UTAH, ON THE OTHER HAND (ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE SUBSIDIARIES, SUCCESSORS AND ASSIGNS), RELEASES AND FOREVER DISCHARGES THE OTHER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, RECORD AND BENEFICIAL SECURITY HOLDERS (INCLUDING, WITHOUT LIMITATION, TRUSTEES AND BENEFICIARIES OF TRUSTS HOLDING SUCH SECURITIES), ADVISORS AND REPRESENTATIVES (IN THEIR RESPECTIVE CAPACITIES AS SUCH) AND THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), OF AND FROM ALL DEBTS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, ACCOUNTS, COVENANTS, CONTRACTS, AGREEMENTS, DAMAGES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR DIRECT, CONSEQUENTIAL, EXEMPLARY, TREBLE AND PUNITIVE DAMAGES) AND LIABILITIES WHATSOEVER OF EVERY NAME AND NATURE, BOTH IN LAW AND IN EQUITY, WHICH THE RELEASING PARTY HAS OR EVER HAD, WHICH ARISE OUT OF OR RELATE TO, IN WHOLE OR IN PART, (A) THE BUSINESS, ASSETS, LIABILITIES AND OPERATIONS OF THE OTHER PARTY AND ITS SUBSIDIARIES AND (B) EVENTS, CIRCUMSTANCES OR ACTIONS, WHETHER KNOWN OR UNKNOWN, TAKEN BY SUCH OTHER PARTY OCCURRING OR FAILING TO OCCUR, OR ANY CONDITIONS EXISTING, ON OR PRIOR TO THE SPIN-OFF DATE; provided, however, that the foregoing general release shall not apply to (a) any party’s rights to enforce this Agreement or the other Separation Documents or any of the instruments delivered pursuant to this Agreement or the other Separation Documents; (b) any Liability the release of which would result in the release of any Person other than a Released Party (provided that the parties agree not to bring suit or permit any of their Affiliates to bring suit against any Released Party with respect to any Liability to the extent such Released Party would be released with respect to such Liability by this Section 10.1 but for this clause (b)); (c) any Liability for the unpaid purchase price for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by one party from the other party prior to the Spin-Off Date; (d) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one party at the request or on behalf of the other party; or (e) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of Article XI and, if applicable, the appropriate provisions of the other Separation Documents. The parties hereto acknowledge that the foregoing general release shall not apply to any Liabilities or obligations assigned by the parties to third parties prior to the Spin-Off Date. Nothing in this Agreement shall impair any of the rights of any directors, officers or employees of Geo Point Utah or Geo Point

Nevada, or any of their respective Subsidiaries, to seek indemnification under any certificate of incorporation or bylaws of Geo Point Utah or any of its predecessors or Subsidiaries, or under any indemnification agreements, arising out of or relating to actions or inactions of such directors, officers or employees prior to the Spin-Off Date.

Section 10.2 Waiver of Conflict. The parties acknowledge that Geo Point Nevada, on the one hand, and Geo Point Utah, on the other hand, are both currently represented by attorneys employed by Geo Point Utah. Geo Point Nevada, on the one hand, and Geo Point Utah, on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Spin-Off Date.

Section 10.3 No Representations or Warranties. Geo Point Nevada agrees and acknowledges that neither Geo Point Utah nor any of the Subsidiaries is, in this Agreement or in any other agreement or document, making any representation or warranty to Geo Point Nevada as to any aspect of Geo Point Nevada, Geo Point Nevada Assets or Geo Point Nevada Liabilities or as to any Consents, it being understood and agreed that Geo Point Nevada shall take Geo Point Nevada Assets, and shall assume, perform and discharge Geo Point Nevada Liabilities, on an “AS IS, WHERE IS” basis. Geo Point Utah agrees and acknowledges that neither Geo Point Nevada nor any of the Geo Point Nevada Subsidiaries nor any of their respective Affiliates is, in this Agreement or in any other agreement or document, making any representation or warranty to Geo Point Utah as to any Consents. Geo Point Nevada and the Geo Point Nevada Subsidiaries shall bear the economic and legal risk that any conveyance of Geo Point Nevada Assets contemplated hereby shall be insufficient to convey anything more than all of Geo Point Utah’s right, title and interest to the applicable Geo Point Nevada Assets.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Geo Point Nevada’s Agreement to Indemnify Geo Point Utah. Subject to the terms and conditions set forth in this Agreement, from and after the Spin-Off Date, Geo Point Nevada shall indemnify, defend and hold harmless Geo Point Utah and their respective successors and assigns (collectively, the “Geo Point Utah Corporate Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses of the Geo Point Utah Corporate Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

(a) the failure of Geo Point Nevada, any Geo Point Nevada Subsidiary or any other Person to pay, perform, satisfy or otherwise promptly discharge any Geo Point Nevada Liabilities in accordance with their respective terms, whether prior to or after the Spin-Off Date or the date hereof;

(b) Geo Point Nevada, any Geo Point Nevada Liability, and any Geo Point Nevada Asset;

(c) Geo Point Nevada’s failure to observe from and after the Spin-Off Date its obligations under this Agreement or any of the other Separation Documents;

(d) Any and all Liabilities arising out of or relating to the Separation, the Dividend, and/or the Registration Statement including, without limitation, any amounts it is required to pay to the Indemnified Parties pursuant to Section 11.3 hereof (together, the “Transaction Liabilities”) and (ii) all amounts Geo Point Utah is required to pay to directors of Geo Point Nevada pursuant to any indemnification agreements (in addition to any indemnification provided for in Section 11.1(c) above, but only to the extent not arising out of or relating to a Geo Point Utah Indemnified Party’s failure to perform its obligations arising out of or relating thereto);

(e) Liabilities arising out of or relating to the oversight and/or management of the businesses and affairs of Geo Point Utah (collectively, the “Geo Point Utah Management Activities”) prior to the Spin-Off Date; provided, that Geo Point Nevada’s responsibility for any such Liabilities shall be based on an equitable allocation of such Liabilities between Geo Point Nevada and Geo Point Utah, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the Geo Point Nevada Business, Geo Point Nevada Assets, and/or Geo Point Nevada Liabilities prior to the Spin-Off Date, on the one hand, and the Geo Point Utah Business, the Geo Point Utah Assets, and/or the Geo Point Utah Liabilities prior to the Spin-Off Date, on the other hand, and/or (ii) Geo Point Nevada or Geo Point Utah, as the case may be, benefited from the relevant Geo Point Utah Management Activities prior to the Spin-Off Date.

Section 11.2 Geo Point Utah’s Agreement to Indemnify Geo Point Nevada. Subject to the terms and conditions set forth in this Agreement, from and after the Spin-Off Date, Geo Point Utah shall indemnify, defend and hold harmless Geo Point Nevada and the Geo Point Nevada Subsidiaries and their respective successors and assigns (collectively, the “Geo Point Nevada Corporate Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses of the Geo Point Nevada Corporate Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

(a) the failure of Geo Point Nevada to pay, perform, satisfy or otherwise promptly discharge any Geo Point Nevada Liabilities in accordance with their respective terms, whether prior to or after the Spin-Off Date or the date hereof;

(b) Geo Point Utah’s failure to observe from and after the Spin-Off Date its obligations under this Agreement or any of the other Separation Documents;

(c) Liabilities arising out of or relating to the Geo Point Utah Management Activities prior to the Spin-Off Date; provided, that Geo Point Utah’s responsibility for any such Liabilities shall be based on an equitable allocation of such Liabilities between Geo Point Nevada and Geo Point Utah, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the Geo Point Nevada Business, Geo Point Nevada Assets, and/or Geo Point Nevada Liabilities prior to the Spin-Off Date, on the one hand, and the Geo Point Utah Business, the Geo Point Utah Assets, and/or the Geo Point Utah Liabilities prior to the Spin-Off Date, on the other hand, and/or (ii) Geo Point Nevada or Geo Point Utah as the case may be, benefited from the relevant Geo Point Utah Management Activities prior to the Spin-Off Date.

Section 11.3 Agreement to Indemnify Officers, Directors and Others. From and after the Spin-Off Date, each of Geo Point Utah and Geo Point Nevada shall jointly and severally indemnify, defend and hold harmless each of the officers, directors, employees, agents and advisors of Geo Point Utah, and Geo Point Nevada, and their respective successors and assigns (such Geo Point Utah indemnified parties, collectively with the Geo Point Utah Corporate Indemnified Parties, the “Geo Point Utah Indemnified Parties”, and such Geo Point Nevada indemnified parties, collectively with the Geo Point Nevada Corporate Indemnified Parties, the “Geo Point Nevada Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses arising out of, relating to or resulting from, directly or indirectly, the Transaction Liabilities.

Section 11.4 Other Liabilities. This Article XI shall not be applicable to: any Indemnifiable Losses relating to, arising out of or due to any breach of the provisions of any other Contract (other than this Agreement or the other Separation Documents) between or among Geo Point Utah, on the one hand, and Geo Point Nevada and any of the Geo Point Nevada Subsidiaries, on the other hand, which shall be governed by the terms of such other Contract.

ARTICLE XII

TERMINATION AND AMENDMENT

Section 12.1 Termination at any Time by Board Approval. This Agreement may be terminated and the Transactions, including, without limitation, the Separation and the Dividend, may be abandoned, in the sole discretion of the Board of Directors of Geo Point Utah.  In the event of such termination, no party hereto or to any other Separation Document shall have any Liability to any Person by reason of this Agreement or any other Separation Document.

Section 12.2 Amendment. Prior to the Dividend, this Agreement may be amended, modified or supplemented at any time as determined by the Board of Directors of Geo Point Utah, and shall be evidenced by a written agreement signed by all of the parties hereto. Following the Dividend, this Agreement may be amended, modified or supplemented at any time only by the parties hereto through a written agreement signed by all of the parties hereto.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1 Dispute Resolution Procedures. If a controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or any of the other Separation Documents or the breach, termination, enforceability or validity thereof which has not been resolved in the normal course of business arises between the parties (a “Dispute”), the parties agree to use and follow the dispute resolution procedures of this Article XIII, except where an injunction, specific performance or other equitable relief is sought. At such time as the Dispute is resolved under this Article XIII, interest (at a rate per annum, compounded daily, equal to the Prime Rate) shall be paid to the party receiving any disputed monies to compensate for the lapsed time between the date such disputed amount originally was paid or should have been paid through the date monies are paid in settlement of the Dispute.

Section 13.2 Mediation. If any Dispute has not been resolved by the parties, the parties agree that such Dispute shall be referred to mediation. Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties. Within fifteen (15) Business Days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four (4) hours, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative or member of the board of directors with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end.

Section 13.2 Costs. The costs of any mediation or arbitration pursuant to this Article XIII shall be shared equally between Geo Point Utah and Geo Point Nevada; provided, however, that each party shall be responsible for its own costs and expenses, including without limitation, legal fees incurred in connection therewith.

Section 13.3 Confidentiality. All negotiations, conferences, discussions, mediation and arbitration shall be Confidential Information. All negotiations, conferences, discussions and mediation shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences, discussions and mediation that is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future mediation, arbitration, litigation or any other judicial or administrative proceeding.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Expenses. Except to the extent otherwise provided for in the Separation Documents, all out-of-pocket costs and expenses with respect to the Transactions contemplated hereby and by the other Separation Documents (i) incurred on or prior to the Spin-Off Date, shall be borne by Geo Point Utah, and (ii) incurred following the Spin-Off Date, shall be borne by the party incurring such expense.

Section 14.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Separation Document, any amount not paid when due pursuant to this Agreement or any other Separation Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum, compounded daily, equal to the Prime Rate.

Section 14.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Utah, without reference to choice of law principles, including matters of construction, validity and performance.

Section 14.4 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, on the first following Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the parties’ business addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision).

Section 14.5 Third-Party Beneficiaries. Except as provided herein with respect to indemnification of Geo Point Nevada Indemnified Parties and Geo Point Utah Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 14.6 Entire Agreement. This Agreement and the other Separation Documents, and all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 14.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, or “Appendices” shall be deemed to be references to Articles or Sections hereof or Appendices hereto unless otherwise indicated.

Section 14.8 Schedules. All Exhibits referenced in this Agreement and attached hereto are incorporated into this Agreement by reference and made a part hereof.

Section 14.9 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.10 Parties in Interest; Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Geo Point Nevada and Geo Point Utah and their respective Subsidiaries, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

Section 14.11 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 14.12 Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 14.13 Force Majeure. No party shall be deemed in default of this Agreement or any other Separation Document to the extent that any delay or failure in the performance of its obligations under this Agreement or any other Separation Document results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power failures, communication failures including internet disruptions, equipment failures, labor problems or unavailability of parts. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 14.14 Waivers of Default. Waiver by any party of any default by any other party of any provision of this Agreement or any other Separation Document (a) shall be effective only if in writing; and (b) if given, shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 14.15 Interpretation. In the event of a conflict between a provision of this Agreement and any provision of any other Separation Document, any specific provision of the applicable Separation Document shall control. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement taken as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The term “dollars” and “$” shall mean United States dollar.

IN WITNESS WHEREOF, each of the parties has caused this Separation Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

GEO POINT TECHNOLOGIES, INC.

By:	/s/ Jeffrey T. Jensen
Name:	Jeffrey T. Jensen
Title:	President and CEO
Date:	October 23, 2012
GEO POINT RESOURCES, INC.

By:	/s/William C. Lachmar
Name:	William C. Lachmar
Title:	President and CEO
Date:	October 23, 2012

Exhibit A

Equipment

Computer

Trailer

Field Equipment

Machinery

Microwave Filter

Office Equipment

Research Equipment

Test Equipment

Mobile Laboratory

Vehicles

1991 Mitsubishi Montero

1996 Suburban

2000 VW Golf Diesel

Golf Rabbit Diesel Co. Car

Miscellaneous

License Agreement between Geo Point Technologies, Inc., a Utah corporation and William C. Lachmar dated January 31, 2008.

All other rights, privileges, licenses or otherwise as presently owned and required to conduct the business operations of the Environmental and Engineering Divisions conveyed.

Cash on hand in current Environmental and Engineering Divisions Bank Accounts

Exhibit B

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (the “Agreement”) is made  as of the latest signature date hereof, by and between Geo Point Technologies, Inc., a Utah corporation (“Geo Point Utah”) and Geo Point Resources, Inc., a Nevada corporation (“Geo Point Nevada”)(collectively, the “Parties”), is entered into in connection with the Spin-Off, as defined in the Separation Agreement between the Parties of the same date, to which this Agreement is attached as an Exhibit.

W I T N E S S E T H:

WHEREAS, Geo Point Utah, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the Geo Point Utah Business, and (ii) the Geo Point Nevada Business; and

WHEREAS, the Board of Directors of Geo Point Utah has determined that it is appropriate, desirable and in the best interests of Geo Point Utah and its stockholders to separate Geo Point Utah into two separate, independent and publicly traded companies, (i) one comprising the Geo Point Nevada Business, which shall be owned and conducted, directly or indirectly, by Geo Point Nevada, and (ii) one comprising the Geo Point Utah Business which shall continue to be owned and conducted, directly or indirectly, by Geo Point Utah; and

WHEREAS, in order to effect such separation, Geo Point Utah will issue the stock of Geo Point Nevada as a dividend to its stockholders (the “Spin-Off”); and

WHEREAS, in contemplation of the Spin-Off, pursuant to which the Geo Point Nevada will cease to be a subsidiary of Geo Point Utah, the parent, the Parties have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Section 1. Definitions

 “After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

 “Agreement” shall have the meaning set forth in the preamble hereto.

“Geo Point Utah” shall have the meaning set forth in the preamble hereto.

 “Geo Point Utah Business” means all of the businesses and operations conducted by Geo Point Utah, excluding the Geo Point Nevada Business at any time, whether prior to, or after the Spin-Off Date.

 “Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Carryback Period” shall have the meaning set forth in Section 3.05.

“Dividend Date” means the date that the Spin-Off is effective or the “Record Date.”

“Geo Point Nevada” shall have the meaning set forth in the preamble hereto.

 “Geo Point Nevada Assets” shall mean the assets of Geo Point Nevada after the Spin-Off Date, as determined under the Separation Agreement by and among the Parties.

“Geo Point Nevada Business” means the business and operations conducted by Geo Point Nevada as such business and operations will continue after the Spin-Off Date.

“Geo Point Nevada Business Records” shall have the meaning set forth in Section 9.02(b).

 “Geo Point Nevada Liabilities” shall mean the liabilities of Geo Point Nevada after the Spin-Off Date, if any, as determined under the Separation Agreement by and among the Parties.

“Geo Point Nevada Separate Tax Amount” shall mean with respect to any Tax Return, the amount of Taxes attributable to a Post-Spin-Off Period that Geo Point Nevada would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the Geo Point Utah, for the relevant Tax period, and such amount shall be computed by Geo Point Utah in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice.

“Geo Point Nevada Sharing Percentage” means as of the close of business on the first trading day after the Spin-Off Date, the percentage of Geo Point Nevada’s market capitalization as compared to the combined market capitalization of Geo Point Utah and Geo Point Nevada, to the extent there is a public market capitalization for Geo Point Nevada, and if there is no public market, Geo Point Nevada’s market capitalization shall be its book value for all such purposes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Geo Point Nevada or one or more subsidiaries join in the filing of such Tax Return (for any taxable period or portion thereof) with Geo Point Utah.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Geo Point Nevada joins in the filing of such Tax Return (for any taxable period or portion thereof) with Geo Point Utah.

“Contribution” shall have the meaning set forth in the recitals hereto.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Filing Party” shall have the meaning set forth in Section 7.01.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” means any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

 “Income Tax Return” means any Tax Return relating to any Income Tax.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Geo Point Utah or Geo Point Nevada and provided to Tax Counsel as a condition for the completion of any Tax Opinion or any Supplemental Tax Opinion.

“Owed Party” shall have the meaning set forth in Section 6.05.

“Owing Party” shall have the meaning set forth in Section 6.05.

“Parties” shall have the meaning set forth in the preamble hereto.

“Ruling” means any private letter ruling issued by the IRS in connection with the Spin-Off in response to a request for such a private letter ruling filed by Geo Point Utah.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Geo Point Utah, and Geo Point Utah’s shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Geo Point Utah in connection with the Spin-Off and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Spin-Off.

“Separation Agreement” means the separation agreement by and between Geo Point Utah and Geo Point Nevada.

“Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

“Spin-Off” shall have the meaning set forth in the recitals hereto.

“Spin-Off Date” means the close of business on the date which the Spin-Off is effected or the “Record Date.”

“Supplemental Tax Opinion” shall have the meaning set forth in Section 4.02(d).

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, research and development tax credit, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

 “Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by Geo Point Utah to provide any Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means any opinion issued by Tax Counsel as one of the conditions to completing the Spin-Off addressing certain United States federal Income Tax consequences of the Spin-Off under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

 “Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2. Preparation and Filing of Tax Returns.

2.01. Geo Point Utah’s Responsibility. Subject to the other applicable provisions of this Agreement, Geo Point Utah shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period up to and including the Dividend Date;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Geo Point Utah and/or any Geo Point Utah Subsidiary for any taxable period;

(c) all Non-Income Tax Returns with respect to Geo Point Utah, or the Geo Point Utah Business or any part thereof for any taxable period; and

(d) all Non-Income Tax Returns with respect to Geo Point Nevada, or the Geo Point Nevada Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the Spin-Off Date.

2.02. Geo Point Nevada’s Responsibility. Geo Point Nevada shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Geo Point Nevada for any taxable period that are required to be filed after the Spin-Off Date; and

(b) all Non-Income Tax Returns with respect to Geo Point Nevada, or the Geo Point Nevada Business or any part thereof that is required to be filed (taking into account any extension of time which has been requested or received) after the Spin-Off Date.

2.03. Agent. Subject to the other applicable provisions of this Agreement, Geo Point Nevada hereby irrevocably designates, and agrees to cause each Geo Point Nevada Subsidiary to so designate, Geo Point Utah as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Geo Point Utah, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01, subject, however, to the joint control provisions and control by a non-Filing Party provisions in Section 7.

2.04. Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, and (4) any Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.

 (b) Subject to the other applicable provisions of this Agreement, Geo Point Utah shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Geo Point Utah, and Geo Point Nevada on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns.

Section 3. Liability for Ordinary Course Taxes.

3.01. Geo Point Utah’s Liability for Ordinary Course Taxes. Except as provided in Sections 4.01 and 4.03, Geo Point Utah shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of:

(a) all Taxes attributable to Geo Point Utah, in each case for any and all periods,

(b) all Taxes attributable to Geo Point Nevada, the Geo Point Nevada Business, in each case for any and all Pre-Spin-Off Periods,

(c) all Taxes for which Geo Point Nevada may be liable by virtue of any agreement or arrangement with respect to Taxes (other than pursuant to this Agreement or any other agreements entered into in connection with the Spin-Off) entered into on or prior to the Spin-Off Date.

3.02. Geo Point Nevada’s Liability for Ordinary Course Taxes. Except as provided in Sections 4.01 and 4.03, Geo Point Nevada shall be liable for (i) all Taxes attributable to Geo Point Nevada Business for any and all Post-Spin-Off Periods.

3.03. Straddle Periods. For purposes of Sections 3.01 and 3.02, in the case of any Straddle Period, (i) property taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Spin-Off Period and the Post-Spin-Off Period on a daily pro-rata basis and (ii) all other Taxes shall be apportioned between the Pre-Spin-Off Period and the Post-Spin-Off Period on a closing of the books basis as of the close of business on the Spin-Off Date.

3.04. Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes relating to (i) Geo Point Nevada, or the Geo Point Nevada Business for a Pre-Spin-Off Period shall be for the account of Geo Point Utah, (ii) Geo Point Nevada, or the Geo Point Nevada Business for a Post-Spin-Off Period shall be for the account of Geo Point Nevada, and (iii) the Geo Point Utah Business shall for the account of Geo Point Utah.

3.05. Carryback. Notwithstanding Section 3.04, to the extent permitted by law, Geo Point Nevada shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax benefits to a taxable period, or portion thereof, ending on or before the Spin-Off Date unless Geo Point Utah otherwise elects, in its sole discretion, to allow such carryback.

3.06. Payment of Tax Liability. If one Party is liable or responsible for Taxes, under Sections 3.01 through 3.05, with respect to Tax Returns for which another party is responsible for preparing and/or filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 6.05.

3.07. Computation. With respect to any Tax Return filed by Geo Point Utah for which Geo Point Nevada is liable for Taxes under this Section 3, Geo Point Utah shall provide Geo Point Nevada with a written calculation in reasonable detail (including copies of work sheets and other materials used in preparation thereof) setting forth the amount of any Geo Point Nevada Separate Tax Amount or estimated Geo Point Nevada Separate Tax Amount (for purposes of Section 6.01). Geo Point Nevada shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Geo Point Nevada Separate Tax Amount or estimated Geo Point Nevada Separate Tax Amount be paid later than the date provided in Section 6.

Section 4. Exchange Taxes, Contribution Taxes and Deconsolidation.

4.01. Exchange Taxes.

(a) Geo Point Utah’s Liability for Exchange Taxes. Notwithstanding Sections 3.01 through 3.03, Geo Point Utah shall be jointly and severally liable for any Exchange Taxes attributable to, caused by, or resulting from, one or more of the following:

(i) any action or omission by Geo Point Utah inconsistent with any material, information, covenant or representation related to Geo Point Utah, or the Geo Point Utah Business in an Officer’s Certificate, any Tax Opinion, any Supplemental Tax Opinion, Ruling Documents or Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, any Tax Opinion, any Supplemental Tax Opinion, Ruling Documents or Ruling shall not relieve Geo Point Utah of liability under this Agreement);

(ii) any acquisition of any stock or assets of Geo Point Utah by one or more other persons (other than Geo Point Nevada) prior to or following the Spin-Off; or

(iii) any issuance of stock by Geo Point Utah, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Geo Point Nevada.

(b) Geo Point Nevada’s Liability for Exchange Taxes. Notwithstanding Sections 3.01 through 3.03, Geo Point Nevada shall be jointly and severally liable for any Exchange Taxes attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Geo Point Nevada after the Spin-Off at any time, that is inconsistent with any material, information, covenant or representation related to Geo Point Nevada, or the Geo Point Nevada Business in an Officer’s Certificate, any Tax Opinion, any Supplemental Tax Opinion, Ruling Documents or Ruling (for the avoidance of doubt, disclosure by Geo Point Nevada to Geo Point Utah of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, any Tax Opinion, any Supplemental Tax Opinion, Ruling Documents or Ruling shall not relieve Geo Point Nevada of liability under this Agreement);

(ii) any acquisition of any stock or assets of Geo Point Nevada by one or more other persons (other than Geo Point Utah) following the Spin-Off; or

(iii) any issuance of stock by Geo Point Nevada after the Spin-Off, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Geo Point Nevada after the Spin-Off.

 (c) Joint Liability for Remaining Exchange Taxes. Geo Point Utah shall be liable for the Geo Point Utah Sharing Percentage and Geo Point Nevada shall be jointly and severally liable for the Geo Point Nevada Sharing Percentage of any Exchange Taxes (including costs related or attributable to such Exchange Taxes) not otherwise allocated by Sections 4.01(a) or (b) (e.g., because of a retroactive change in law).

(d) Representation. Each of Geo Point Utah and Geo Point Nevada represents that, as of the date of this Agreement, neither it nor its Businesses know of any fact that may cause the Exchange to fail to qualify under section 355 or section 368(a)(1)(D) of the Code.

4.02. Continuing Covenants.

(a) In General. Each of Geo Point Utah (for itself) and Geo Point Nevada (for itself) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

(b) Geo Point Nevada Restrictions. Geo Point Nevada agrees that it will not knowingly take or fail to take, or permit, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Geo Point Nevada or within the control of Geo Point Nevada and is contained in an Officer’s Certificate, any Tax Opinion, any Supplemental Tax Opinion, Ruling Documents or Ruling (except where such material, information, covenant or representation was not previously disclosed to Geo Point Nevada) other than as permitted by this Section 4.02. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(c) Geo Point Utah Restrictions. Geo Point Utah agrees that it will not knowingly take or fail to take, or permit, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Geo Point Utah or within the control of Geo Point Utah and is contained in an Officer’s Certificate, any Tax Opinion, any Supplemental Tax Opinion, Ruling Documents or Ruling other than as permitted by this Section 4.02. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

4.03. Allocation of Tax Items. All Tax computations for (1) any Pre-Spin-Off Periods ending on the Spin-Off Date and (2) the immediately following taxable period of Geo Point Nevada, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Geo Point Utah, taking into account all reasonable suggestions made by Geo Point Nevada with respect thereto.

4.04. Allocation of Tax Assets. In connection with the Spin-Off, each of Geo Point Utah and Geo Point Nevada agrees that each shall prepare all Tax Returns in a manner consistent with the allocations as set forth herein, unless otherwise required by law.

Section 5. Indemnification.

5.01. In General. Geo Point Utah shall jointly and severally indemnify Geo Point Nevada, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Geo Point Utah is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Geo Point Utah, or any director, officer or employee to make any payment required to be made under this Agreement. Geo Point Nevada shall jointly and severally indemnify Geo Point Utah, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Geo Point Nevada is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Geo Point Nevada or any director, officer or employee to make any payment required to be made under this Agreement.

5.02. Inaccurate or Incomplete Information. Geo Point Utah shall jointly and severally indemnify Geo Point Nevada, and its respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty or other expense of any kind attributable to the failure of Geo Point Utah in supplying Geo Point Nevada with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Geo Point Nevada shall jointly and severally indemnify Geo Point Utah, and its respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Geo Point Nevada in supplying Geo Point Utah with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

5.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of

Geo Point Utah or Geo Point Nevada. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Section 6. Payments.

6.01. Estimated Tax Payments. Not later than ten (10) business days after any Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return that includes an Geo Point Nevada Separate Tax Amount may be filed, Geo Point Nevada shall pay to Geo Point Utah on behalf of Geo Point Nevada an amount equal to the amount of any estimated Geo Point Nevada Separate Tax Amount.

6.02. True-Up Payments. Not later than ten (10) business days after filing a Tax Return, Geo Point Nevada shall pay to Geo Point Utah, or Geo Point Utah shall pay to Geo Point Nevada, as appropriate, an amount equal to the difference, if any, between the Geo Point Nevada Separate Tax Amount and the aggregate amount paid by Geo Point Nevada with respect to such period under Section 6.01.

6.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Exchange Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Geo Point Nevada Separate Tax Amount, Geo Point Utah shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Geo Point Nevada shall pay to Geo Point Utah, or Geo Point Utah shall pay to Geo Point Nevada, as appropriate, an amount equal to the difference, if any, between the Geo Point Nevada Separate Tax Amount reflected on such revised pro forma Tax Return and the Geo Point Nevada Separate Tax Amount for such period as originally computed pursuant to this Agreement.

6.04. Payments of Refunds and Credits. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 3.04, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 6.05.

6.05. Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 6.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments for the Geo Point Nevada Separate Tax Amount for the Post-Spin-Off Period, (ii) payments of After Tax Amounts pursuant to Section 6.05(d), and (iii) payments of interest pursuant to Section 6.05(e)) shall be treated for all Tax purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Spin-Off and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.05(e)) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.05(e) on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate under Section 6621 of the Code. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

6.06. Cooperation and Exchange of Information.

(a) Cooperation. Geo Point Nevada and Geo Point Utah shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by Geo Point Utah or Geo Point Nevada, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the Party’s commercially reasonable efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

 (b) Retention of Records. Any Party that is in possession of documentation of Geo Point Utah or Geo Point Nevada relating to the Geo Point Nevada Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Geo Point Nevada Business Records”) shall retain such Geo Point Nevada Business Records for a period of seven (7) years following the Exchange Date. Thereafter, any Party wishing to dispose of Geo Point Nevada Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other Party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other Party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

Section 7. General Provisions

Section 7.01 Governing Law. This Agreement shall be governed by, and construed in accordance with; the laws of Utah, without reference to choice of law principles, including matters of construction, validity and performance.

Section 7.02 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, on the first following Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the parties’ business addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision).

Section 7.03 Entire Agreement. This Agreement and the Separation Agreement, together with all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 7.04 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles,” “Sections”, or “Appendices” shall be deemed to be references to Articles or Sections hereof or Appendices hereto unless otherwise indicated.

Section 7.05 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.06 Parties in Interest; Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and are binding upon Geo Point Nevada and Geo Point Utah and their respective Subsidiaries, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

Section 7.07 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 7.08 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power failures, communication failures including internet disruptions, equipment failures, labor problems or unavailability of parts. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 7.09 Tax Opinion or Supplemental Tax Opinion.  Notwithstanding anything contained herein to the contrary contained herein, no Party is required to obtain any Tax Opinion or any Supplemental Tax Opinion regarding this Agreement of the Separation Agreement to which this Agreement is an Exhibit.

IN WITNESS WHEREOF, each of the parties has caused this Tax Matters Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

GEO POINT TEHCNOLOGIES, INC.

By:	/s/ Jeffrey T. Jensen
Name:	Jeffrey T. Jensen
Title:	President and CEO
Date:	October 23, 2012
GEO POINT RESOURCES, INC.

By:	/s/ William C. Lachmar
Name:	William C. Lachmar
Title:	President and CEO
Date:	October 23, 2012